Exhibit 23.5

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of The First Bancshares, Inc. (the “Company”) of our report dated February 21, 2018, with respect to the consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 of Southwest Banc Shares, Inc. and Subsidiary incorporated by reference in this Registration Statement, which report appears in the Company’s Current Report on Form 8-K/A filed on May 17, 2018. We also consent to the reference to our firm as it appears under the caption “Experts.”

Mauldin & Jenkins, LLC
/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

September 13, 2018